Exhibit 99.1

INTERNATIONAL PLACE

6400 POPLAR AVENUE

MEMPHIS, TN 38197

News Release

International Paper’s Directors Elect

Christopher M. Connor to Board

MEMPHIS, Tenn. – July 14, 2017 – International Paper Company (NYSE: IP) announced the election of Christopher M. Connor to its board of directors effective October 1, 2017. Mr. Connor, age 61, retired as Executive Chairman of The Sherwin-Williams Company in December of 2016. Mr. Connor joined The Sherwin Williams Company in 1983 and served as its Chairman and Chief Executive Officer from 2000 to December 2015. Mr. Connor is Chairman of the Rock & Roll Hall of Fame in Cleveland, Ohio, and serves on the board of directors for both Eaton Corporation plc. and Yum! Brands, Inc. He will be assigned to join the Board’s Audit and Finance Committee and Management Development and Compensation Committee.

“Chris has deep knowledge of global manufacturing and commercial operations, as well as his outstanding record of leadership making him an ideal fit for the International Paper Board of Directors,” said Mark Sutton, Chairman and CEO. “We are extremely pleased to have him join our board.”

To learn more about other members of International Paper’s Board of Directors, visit www.internationalpaper.com under the Company and Leadership tab.

About International Paper

International Paper (NYSE: IP) is a leading global producer of renewable fiber-based packaging, pulp and paper products with manufacturing operations in North America, Latin America, Europe, North Africa, Asia and Russia. We produce packaging products that protect and promote goods, and enable world-wide commerce; pulp for diapers, tissue and other personal hygiene products that promote health and wellness; papers that facilitate education and communication; and paper bags, cups and food containers that provide convenience and portability. We are headquartered in Memphis, Tenn., and employ approximately 55,000 colleagues located in more than 24 countries. Net sales for 2016 were $21 billion. For more information about International Paper, our products and global citizenship efforts, please visit internationalpaper.com.

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Media: Thomas J. Ryan, 901-419-4333; Investors: Jay Royalty, 901-419-1731; Michele Vargas, 901-419-7287